Exhibit 15.1

December 23, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 12, 2014, August 11, 2014, and November 10, 2014 on our review of interim financial information of GFI Group Inc. for the three-month periods ended March 31, 2014 and March 31, 2013, the three and six-month periods ended June 30, 2014 and June 30, 2013, and the three and nine-month periods ended September 30, 2014 and September 30, 2013 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014 are incorporated by reference in Amendment No. 3 to Registration Statement No. 333-199429 on Form S-4 of CME Group Inc.  With respect to the unaudited condensed consolidated financial information of GFI Group Inc. and its subsidiaries as of March 31, 2014, June 30, 2014, and September 30, 2014 and for the three-month periods ended March 31, 2014 and March 31, 2013, the three and six-month periods ended June 30, 2014 and June 30, 2013, and the three and nine-month periods ended September 30, 2014 and September 30, 2013, we reported that we have applied limited procedures in accordance with professional standards in our review of such information. However, our reports dated May 12, 2014, August 11, 2014, and November 10, 2014, state that we did not audit and we do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on our reports should be restricted in light of the limited nature of the review procedures applied.

Very truly yours,

/s/ PricewaterhouseCoopers LLP